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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1. Name and Address of Reporting Person*

Stallmeyer                         Janet                 M.
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   (Last) (First) (Middle)

Coventry Health Care of Kansas, 1001 East 101st Terrace, Suite 300
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                                    (Street)

Kansas City,                          MO                 64131
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   (City) (State) (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Coventry Health Care, Inc. (CVH)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Day/Year

October 29, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)
     Senior Vice President
     --------------------------------------------------------------------
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7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount
                                                                                                 of
                                                                                                 6.
                                                                 4. Securities
                                                                 Owner-
                                                                 Securities
                                                                 Acquired (A) or
                                                                 Beneficially
                                                                 ship
                                       2A. 3. Disposed of (D) Owned Form: 7. 2.
                            Deemed Transaction (Instr. 3, 4 and 5) Following
                            Direct Nature of Trans- Execution Code
                            ------------------------------- Reported (D) or
                            Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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Common Stock                                                                                           939       D
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Common Stock                                                                                         2,062       I       By Managed
                                                                                                                         Account
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Common Stock Restricted     05/22/02(1)               A       V       10,000(2)   A                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Restricted     07/11/02                  S       V        1,764(3)   D     $24.1200    23,236       D
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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          10.
                                                                                                          of
                                                                                                          Owner-
                                                                                                          deriv-
                                                                                                          ship
                                                                                                          ative
                                                                                                          Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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Non-Qualified $ 6.688                                                  12/20/09 Common     35,000           35,000   D
Stock Option                                                                    Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified $ 8.563                                                  03/29/09 Common     20,000           20,000   D
Stock Option                                                                    Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified $10.500                                                  07/01/09 Common     20,000           20,000   D
Stock Option                                                                    Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:(1) Restricted Stock Grant vesting in four increments over four years. (2) Voluntarily filed early on this Form 4 (instead of Form 5) to comply with the intent of the new regulations implemented under the Sarbanes-Oxley Act of 2002 requiring accelerated reporting deadlines for transactions occurring after August 29, 2002. (3) Sale of securities back to Coventry Health Care, Inc. to satisfy 2002 tax withholding on Restricted Stock Grant. Voluntarily filed early on this Form 4 (instead of Form 5) to comply with the intent of the new regulatios implemented under the Sarbanes-Oxley Act of 2002 requiring accelerated reporting deadlines for transactions occurring after August 29, 2002.


/s/ Janet M. Stallmeyer                                       10/21/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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